                                                                    EXHIBIT 23.1


                             ACCOUNTANTS' CONSENT


The Board of Directors
Checkers Drive-In Restaurants, Inc.:

We consent to incorporation by reference in the registration statement on Form S-4 of Checkers Drive-In Restaurants, Inc. of our report dated March 3, 1997, relating to the balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 30, 1996 and January 1, 1996, and the related statements of operations and cash flows for each of the years in the three-year period ended December 30, 1996, which report appears in the December 30, 1996 annual report on Form 10-K of Checkers Drive-In Restaurants, Inc. and the reference to our firm under the heading "Experts."



/s/ KPMG Peat Marwick LLP

Tampa, Florida
August 4, 1997